      PRICING SUPPLEMENT NO. 45                               Rule 424(b)(3)
      DATED:  March 18, 1996                               File No. 33-63561
      (To Prospectus dated December 18, 1995
      and Prospectus Supplement dated December 18,
      1995)



                                 $3,650,742,350
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


      Principal Amount:            Floating Rate Notes Book Entry Notes
      $75,000,000                  [x]                 [x]

      Original Issue Date:         Fixed Rate Notes    Certificated Notes
      03/25/96                     [_]                 [_]

      Maturity Date: 04/15/97

      Option to Extend Maturity:   No  [_]

                                   Yes [*]   Final Maturity Date: 03/15/2001


                                           Optional           Optional
                         Redemption        Repayment          Repayment
      Redeemable On      Price(s)          Date(s)            Price(s)
      -------------      --------          -------            --------

      N/A                N/A               N/A                N/A


      Applicable Only to Fixed Rate Notes:
      -----------------------------------

      Interest Rate:


      Applicable Only to Floating Rate Notes:
      --------------------------------------

      Interest Rate Basis:                  Maximum Interest Rate: N/A


      [_]  Commercial Paper Rate            Minimum Interest Rate: N/A

      [_]  Federal Funds Rate               Interest Reset Date(s): ***

      [_]  Treasury Rate                    Interest Reset Period: Monthly

      [**]  LIBOR                           Interest Payment Date(s): ****

      [_]  Prime Rate                       Interest Payment Period: Monthly

      [_]  CMT Rate

      Initial Interest Rate: *****

      Index Maturity:  One Month

      Spread (plus or minus): Plus 15 basis points; if however the Holder elects to have the Notes repaid prior to the Final Maturity Date, the spread will be plus
                              2.5 basis points, commencing on the next
                              Interest Payment Date subsequent to such election.

     -------------------------
     * The Notes will mature on April 15, 1997 unless the Maturity thereof is extended as described below. If the Holder of the Notes shall not have elected to terminate the Automatic Extension of Maturity (in the manner described below) the maturity date of such Note shall on each Extension Date (as defined below) automatically be extended to the 15th day of the 13th calendar month following such Extension Date (or, if such date is not a Business Day, to the succeeding Business Day), so long as such date is no more than 397 days after such Extension Date, in which case the maturity date of such Note will automatically be extended to the date which is 397 days after such Extension Date (or, if such date is not a Business Day, to the previous Business Day) (the "Extended Maturity Date") or, in the case of the Final Extension Date, to March 15, 2001.

               Consequently, if, for example, the Holder of a Note does not elect to terminate the Automatic Extension of Maturity of such Note before April 15, 1996 in the manner described below, then on April 15, 1996 the maturity of such Note will be extended to May 15, 1997. Conversely, if the Holder of such Note does make such an election, such Note will mature on April 15, 1997, and will bear interest for the period from and including April 15, 1996 to Maturity calculated on the basis of one-month LIBOR plus 2.5 basis points (rather than the 15 basis points above one-month LIBOR which would have been applicable had the Holder not elected to terminate the Automatic Extension of Maturity of the Notes).

               The Holder of the Notes may elect to terminate the Automatic Extension of Maturity of the Notes on an Extension Date by delivering such Note, together with a notice of such election, to the Trustee, Chemical Bank, Corporate Trust Department, 450 West 33rd Street, 15th Floor, New York, New York 10001, Attention: Ms. Anne G. Brenner, not less than five nor more than 15 calendar days before the Election Date (as defined below) with the form entitled "Option to Elect Termination" on the reverse side of the Notes duly completed. "Extension Date" shall be the 15th of each month (or, if such date is not a Business Day, the succeeding Business Day), commencing on April 15, 1996 until and including February 15, 2000 (the "Final Extension Date"). The Extension Date on which such surrender occurs shall be the "Election Date" with respect to the Notes. For this purpose, any Note surrendered not in accordance with the above procedures (i.e., not less than five nor more than 15 calendar days before the Election
     Date) will be deemed to have been surrendered for the next succeeding Extension Date. Upon such surrender of such Note, the Trustee shall deliver to the Holder in exchange therefor a new Note of like aggregate principal amount imprinted with a legend indicating (i) that an election to terminate Automatic Extension of Maturity of such Note has been made, (ii) the Election Date, (iii) the Maturity with respect to such Note, and (iv) the Index Maturity. Any Note or Notes issued in exchange for or upon registration of transfer of any Note so legended shall also be legended to the same effect. An election to terminate the Automatic Extension of Maturity shall be irrevocable.
     In the event that the Holder of any Note wishes to terminate the Automatic Extension of Maturity of a portion of such Note that is an integral multiple of $1,000,000, the Holder shall notify the Company as described above, with the "Option to Elect Termination" form duly completed, in exchange for (i) a Note of authorized denomination in the principal amount as to which Automatic Extension of Maturity has been terminated legended as described above and (ii) a Note of authorized denomination for the remaining principal amount which has not been so legended.

               Upon surrender of any Note for termination of the Automatic Extension of Maturity of such Note, such Note shall (i) mature on the date which is the 15th day of the 12th calendar month from such Election Date and (ii) accrue interest from the Election Date to Maturity based on one-month LIBOR plus 2.5 basis points.

     **        For purposes of this Note, LIBOR will be determined by the
     Calculation Agent in accordance with the following provisions:

               (i) With respect to an Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified above, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date. If no such rate appears on Telerate page 3750 (or such other page), LIBOR for such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

               (ii) With respect to an Interest Determination Date on which no offered rate appears on Telerate page 3750 (or such other page) as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified above are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

     *** On the 15th of each month during the term hereof.

     **** On the 15th of each month during the term hereof and on the Maturity Date or the Extended Maturity Date, as the case may be.

     ***** The one month LIBOR rate as of March 22, 1996 plus 15 basis points.

     The distribution of Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the National Association of Securities Dealers, Inc.


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